Exhibit


FIRST REAL ESTATE
INVESTMENT TRUST
  of New Jersey

RESULTS OF OPERATIONS
                      FIRST QUARTER ENDED JANUARY 31, 2002


HACKENSACK, NJ, March 4, 2002 - First Real Estate Investment Trust ("FREIT") announced operating results for the first quarter ended January 31, 2002. All per share amounts represent diluted earnings per share and prior periods have been adjusted to reflect the two-for-one share split paid October 18, 2001.

Net income for the first quarter ended January 31, 2001 ("Current Quarter") increased 19.8% to $1,338,000 ($.42 per share) on revenues of $4,969,000. This compares to Net Income of $1,117,000 ($.36 per share) on revenues of $4,818,000 for the quarter ended January 31, 2001 ("Prior Year's Quarter"). FFO for the Current Quarter increased 14.3% to $.56 per share from $.49 per share for the Prior Year's Quarter. The operating results for the Current Quarter are not necessarily indicative of the results to be expected for the full year.

Both our Retail properties and our Residential properties registered increases in revenues and earnings. Earnings at our Retail properties benefited from higher occupancy, increased base rents, and increased, one time, expense pass-through.

At our Residential properties, the Current Quarter experienced slightly higher occupancy, 94.3%, than during the Prior Year's Quarter of 93.3%. However, the recession has affected the apartment mix of the vacancies. The Current Quarter has experienced a larger number of higher rent apartments being vacant than during the Prior Year's Quarter. This results in a larger dollar loss attributable to vacancies.

Net Income at our 40% owned affiliate, Westwood Hills L.L.C., which owns a 210 unit garden apartment community, increased to $127,000 for the Current Quarter from $76,000 for the Prior Year's Quarter. During the Current Quarter the property benefited from continuing high occupancy, 97%, higher rents and lower operating expenses than experienced during Prior Year's Quarter. As a result our share of the affiliates earnings increased to $51,000 from $30,000 last year.

As a result of lower interest rates available for investing our cash and cash equivalents, net investment income decreased to $68,000 during the Current Quarter from $218,000 for the Prior Year's Quarter. However, we benefited from lower interest rates charged on our floating rate mortgage. Financing costs during the Current Quarter were reduced to $1,216,000 from $1,378,000 for the Prior Year's Quarter.

A first quarter dividend of $.30 per share has been declared and will be payable on March 15, 2002 to shareholders of record on March 1, 2002.

                                    OoOoOoO
                                    -------

   The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust's filings with the SEC including the Trust's most recent filed report on Form 10-K.

   For additional information contact Shareholder Relations at (201) 488-6400
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                       FIRST REAL ESTATE INVESTMENT TRUST
                                     of New Jersey
                    Summary Consolidated Balance Sheet Data
               (in thousand of dollars except Per Share amounts)

                                                       January 31,
                                                  2002              2002
                                                -------           -------
Real Estate Properties                         $76,547           $77,663
Cash & Cash Items                               13,392             2,259
Marketable Securities                               --             9,506
Morgage notes Payable                           69,093            70,005
Shareholder's Equity                            21,990            21,380

                                                   Summary Consolidated
                                                   Statement of Income
                                                       Quater Ended
                                                       ------------
                                                       January 31,
                                                       -----------
                                                  2002              2000
                                                -------           -------
Revenue:
 Real Estate Operations                        $ 4,827           $ 4,570
 Net Investment Income                              68               218
 Equity In Earnings Of Affiliate                    51                30
                                                -------           -------
       Total Revenue                             4,946             4,818
                                                -------           -------
 Expense:
 Real Estate Operations                          1,068             1,097
 Real Estate Taxes                                 605               579
 Financing Costs                                 1,216             1,378
 General & Administrative                          120                89
 Depreciation                                      552               548
 Minority Interest                                  47                10
                                                -------           -------
       Total Expenses                            3,608              3701
                                                -------           -------
           Net Income                          $ 1,338           $ 1,117
                                                =======           =======

           Net Income Per Share:
             Basic                             $  0.43           $  0.36
             Diluted                           $  0.42           $  0.36

Funds From Operations
Net Income                                     $ 1,338           $ 1,117
Depreciation & Amortization                        552               548
Deferred Rents                                     (93)             (107)
Capital Improvements - Apartments                  (90)             (100)
Other                                               68                68
                                                -------           -------
            Total FFO                          $ 1,775           $ 1,526
                                                =======           =======
            FFO Per Share:
              Basic                            $  0.57           $  0.49
              Diluted                          $  0.56           $  0.49
             Dividends Per Share               $  0.30           $  0.30
                                                =======           =======

 FREIT is a publicly traded (over-the-counter - symbol FREVS) REIT organized in 1961. It has approximately $96 million (historical cost basis) of assets. Its portfolio of residential and retail properties extends from Eastern, L.I. to Maryland, with the largest concentration in Northern New Jersey